FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (this “Amendment”) is made as of this 24th day of January, 2010 by and between PROLOR Biotech, INC., a Nevada corporation (“Employer”), and SHAI NOVIK (“Executive”), and amends that certain Employment Agreement, dated December 14, 2005, between Modigene Inc., a Delaware corporation (“Modigene DE”), and Executive, as amended by that certain First Amendment to Employment Agreement, dated July 27, 2006 between Modigene DE and Executive (the “First Amendment”), and as amended by that certain Second Amendment to Employment Agreement, dated February 29, 2008 between Employer and Executive (the “Second Amendment”), and as amended by that certain Third Amendment to Employment Agreement, dated July 17, 2008 between Employer and Executive (the “Third Amendment”)    (as amended, restated, supplemented or modified from time to time, including pursuant to the First Amendment, Second Amendment, Third Amendment, the “2005 Agreement”).

RECITALS:

A.           The parties desire to modify certain provisions of the Second Amendment concerning the termination of Executive’s employment and Executive’s compensation.

B.           Pursuant to Section 7(b) of the 2005 Agreement, the parties desire to enter into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to the following amendments to the Second Amendment:

AGREEMENT:

1.    Amendment to Section 1.  Section 1 of the Third Amendment is hereby deleted and replaced with the following Sections 1:

“Executive shall receive an aggregate annual minimum base salary at the rate of Two Hundred and Seventy Thousand Dollars ($270,000) effective January 1, 2010, payable in equal monthly installments of $22,500 or otherwise in accordance with the regular payroll schedule of Employer (as the same may be increased, “Base Salary”). Effective June 1, 2008, payments will be in Israeli Shekels (IS) according to IS-US$ exchange rate of 3.86 IS/US$.”

2.    Revised Notification under Israeli Law.  In the event that the Base Salary is increased pursuant to Section 3 of the 2005 Agreement, Employer agrees to deliver to Employee, and both parties agree to sign, a revised Notification to Employee of Employment Conditions (in the form attached to the 2005 Agreement), reflecting such increase.

3.    Effectiveness.  The amendments to the 2005 Agreement contemplated by this Amendment shall be deemed effective immediately upon the full execution of this Amendment, without any further action required by the parties hereto.

4.    The Agreement.  All references in the 2005 Agreement to the term “Agreement” shall be deemed to refer to the 2005 Agreement referenced in, and as amended by, the First Amendment and as further amended by this Amendment.

5.    Amendment and 2005 Agreement to be Read Together.  This Amendment amends and is part of the 2005 Agreement, and the 2005 Agreement and this Amendment shall henceforth be read together and shall constitute the Agreement.  Except as otherwise set forth herein, the 2005 Agreement shall remain in full force and effect.

6.    Headings.  Headings used in this Amendment are for convenience only and shall not affect the construction or interpretation of the 2005 Agreement or this Amendment.

7.    Counterparts.  This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

EMPLOYER: PROLOR Biotech, INC. By: /s/ Abraham Havron Name: Abraham Havron Title: Chief Executive Officer	EXECUTIVE: /s/ Shai Novik Shai Novik
Notice Address: _______________________ _______________________ _______________________

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